Oramed Chosen to Lecture at the Fourth International Conference on
Advanced Technologies and Treatments for Diabetes in London,
England

JERUSALEM, Israel – February 15, 2011– Oramed Pharmaceuticals, Inc. (OTCBB: ORMP.OB) (www.oramed.com), a developer of alternative drug delivery systems, announced today that its Director of Medical Affairs, Roy Eldor, M.D., was chosen to lecture at the Fourth International Conference on Advanced Technologies and Treatments for Diabetes (ATTD) to take place in London, England on February 16-18, 2011.

The presentation will be held on February 18, 2011 at 3:30 PM in Hall C at the Hilton London Metropole. The presentation will be based on the following abstract: “Continuous monitoring of patients with uncontrolled Type I Diabetes demonstrated blood glucose reduction upon preprandial administration of ORMD-0801 insulin capsules”.

For more information please visit the conference website at: http://www2.kenes.com/attd/info/Pages/GeneralInformation.aspx

About Oramed Pharmaceuticals
Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. Oramed’s corporate and R&D headquarters are based in Jerusalem.
For more information, please visit www.oramed.com.

Forward-looking statements
Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Oramed, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and Oramed’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to Oramed’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of Oramed to differ materially from those expressed or implied in such forward looking statements. Oramed undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relations Contact:
Oramed Pharmaceuticals Inc.
Tara Horn
USA: +1-646-240-4193
Int’l: + 972-54-334-318
Office: + 972-2-566-0001
Email: tara@oramed.com